99(ii) Press Release re: termination of proposed merger between the
            Company and MainStreet IPO.com Inc. dated August 21, 2000.

                             Press Release

          PROPOSED MERGER WITH MAINSTREET IPO.COM INC. IS CANCELLED

Lemoyne, Pennsylvania, August 21, 2000 - Dialysis Corporation of America ("DCA") (Nasdaq SmallCap Market - DCAI) announces that its proposed merger with MainStreet IPO.com Inc. is terminated. The parties signed a Merger Agreement in October, 1999, and MainStreet filed a registration statement in February, 2000, which included DCA's proxy statement intended for the solicitation of its minority public shareholders relating to the proposed merger and ancillary proposed sale by DCA of substantially all of its assets to its parent, Medicore, Inc. The SEC provided extensive comments to MainStreet's registration statement, including certain regulatory issues. The Merger Agreement contemplated an effective MainStreet registration statement, the solicitation of DCA's minority public shareholders and their approval of the proposed merger with MainStreet and related sale of DCA assets to Medicore, all of which was to occur on or before May 31, 2000.
The Agreement also contemplated satisfaction of a variety of conditions, which included, among others, no material change in MainStreet's proposed operations, receipt of consents and approvals of governmental authorities, and MainStreet satisfying Nasdaq listing requirements. Although the Company has exhibited patience as to the merger conditions, deadlines, and MainStreet's attempts at resolving the concerns of the SEC, the failure of these conditions and MainStreet's efforts has resulted in the termination of the proposed merger.

DCA owns and operates free-standing kidney hemodialysis centers in Pennsyl-vania and New Jersey, with planned expansion into other states. Currently, two new dialysis facilities are under construction in Georgia and Ohio, with two additional dialysis centers in the planning stage to provide patients with their choice of a full range of quality in-center, acute, or at-home hemodialysis services. DCA has entered into two additional in-patient hospital dialysis services agreements, has expanded its patient base, and continues its negotiations with other physicians and hospitals for further development.

This release contains forward-looking statements that are subject to risks and uncertainties, including but not limited to, certain delays beyond the Company's control with respect to future business events, regulation of dialysis operations, government rate determination for Medicare reimburse-ment, the highly competitive environment in the operation and acquisition of dialysis centers, the ability to develop additional dialysis facilities, whether patient bases of our facilities can expand to provide profitability and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT: For more information, contact Thomas K. Langbein, CEO, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. Telephone No. (210) 288-8222.